Exhibit 10.31

AMENDMENT NO. 1
TO THE
CHANGE IN CONTROL AGREEMENT BETWEEN
THE CHUBB CORPORATION & MICHAEL O’REILLY

Pursuant to resolutions adopted by the Board of Directors on September 4, 2008, the agreement between The Chubb Corporation and Michael O’Reilly, dated June 30, 1997, is hereby amended as follows:

1. Effective January 1, 2009, the last sentence at the end of Section 5(A) is hereby revised to read as follows:

“The Severance Compensation will be payable in full six months after your separation from service, within the meaning of Section 409A of the Internal Revenue Code (“Separation from Service”).”

2. Effective January 1, 2009, the following language shall be added to the end of Section 5(B):

“Reimbursement of legal fees and expenses must be made no earlier than six months after your Separation from Service and no later than the end of the year following the year in which such fees and expenses are incurred. The amount of reimbursement provided in one year will not affect the amount eligible for reimbursement in another year. This right to reimbursement does not expire after a certain time period and is not subject to liquidation or exchange for another benefit.”

3. Effective January 1, 2009, the following is added as Section 11:

“This Agreement shall be interpreted, operated, and administered in a manner so as not to subject you to the assessment of additional taxes or interest under Section 409A of the Internal Revenue Code.”

4. All other provisions of the agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this amendment to be duly executed as of the dates written below.

THE CHUBB CORPORATION		MICHAEL O’REILLY

By:	/s/ W. Andrew Macan	/s/ Michael O’Reilly

Date:	12/10/08	Date:	12/18/08